Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

GUIDEWIRE SOFTWARE, INC.

Guidewire Software, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Guidewire Software, Inc. (the “Corporation”).

SECOND: The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on September 20, 2001, under the name of “Centrica Software, Inc.”

THIRD: The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that Section A and Section B of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in their entirety as follows:

“A. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 80,643,493. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 25,643,493. The total number of shares of Common Stock this Corporation shall have authority to issue is 55,000,000. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. The Preferred Stock shall be divided into series. 15,735,800 shares of Preferred Stock are designated as “Series A Preferred Stock,” 4,807,693 shares of Preferred Stock are designated as “Series B Preferred Stock,” and 5,100,000 shares of Preferred Stock are designated as “Series C Preferred Stock.””

FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its President this 26th day of March, 2008.

/s/ John Raguin
John Raguin
President and Chief Executive Officer